ESTATE
             PROTECTOR
                              RIDER

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THIS RIDER'S BENEFIT. This rider provides additional insurance to the
Beneficiary payable at the death of the second of the Insureds to die during the first four policy years.

The amount of insurance provided by this rider is shown on Page 3 of the policy.

COST OF RIDER. The guaranteed maximum cost of this rider is shown on Page 4 -- Continued of the policy.

INCONTESTABILITY AND SUICIDE. The Incontestability and Suicide Exclusion provisions of the policy also apply to this rider.

WHEN THIS RIDER WILL TERMINATE. This rider will terminate on the earlier of the following:

    o   the date the policy terminates or lapses;

    o the date four years from the Register Date shown on Page 3 of the policy.

GENERAL. This rider is a part of the policy. It has no cash or loan value. Its benefit is subject to all the terms of this rider and the policy.


            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



/s/ Pauline Sherman                           /s/ James M. Benson
-------------------                           -------------------
                 Vice President                              President and Chief
                 and Secretary                                 Executive Officer


R92-208           Estate Protector